Exhibit 99.1

Legacy Education Reports Strong First Quarter Fiscal 2026 Results; Enrollment Growth Drives 38.5% Revenue Increase

LANCASTER, Calif., Nov. 13, 2025 /PRNewswire/ — Legacy Education Inc. (“Legacy Education” or the “Company”) (NYSE American: LGCY), a leading provider of career education healthcare programs, today announced financial and operating results for the fiscal first quarter ended September 30, 2025.

Legacy Education Inc. will host a conference call to discuss its first quarter financial results on Thursday, November 13, 2025 at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at: Q1 2026 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register at a minimum 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. Toll-free dial-in number is (877) 407-9785 and international dial-in number is (201) 689-8843.

First Quarter Fiscal 2026 Financial and Operational Highlights

Financial Highlights

●	Revenue grew $5.4 million, or 38.5% to $19.4 million
●	Adjusted EBITDA of $3.1 million, up 9.6%
●	Adjusted EBITDA margin of 15.9%, reflecting Q1 upfront expansion and infrastructure costs
●	Net income of $2.2 million, up 4.6%
●	Diluted earnings per share of $0.16. Based on a comparable prior-year share count, diluted EPS would have been approximately $0.22
●	Strong balance sheet with $20.6 million in cash and cash equivalents, $40.9 million in current assets, $25.9 million in working capital, and minimal debt of approximately $0.7 million net of current portion

Key Achievements and Strategic Developments

●	New student starts increased 31.6% to 1,117
●	Student population of 3,495, 37.7% higher than the first quarter of fiscal 2025
●	New program approvals at Central Coast College – MRI AAS & Cardiac Sonography AAS
●	New program approval at High Desert Medical College – Surgical Technology AAS
●	Sterile Processing Technician approval at Integrity College of Health and High Desert Medical College

“We are pleased to report a strong start to fiscal 2026, building on the transformative momentum from 2025, a year marked by record enrollment, robust financial performance, and strategic advancements that enhanced our position in the resilient and high-demand healthcare education sector,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education Inc. “Our Q1 results demonstrate the strength of our execution and the effectiveness of our growth strategies. We achieved significant year-over-year improvements across key metrics, including revenue, enrollment, and new student starts, while maintaining a disciplined approach to investments that we anticipate will drive long-term value. This performance reaffirms that we are starting the fiscal year right on track, with enrollments, EBITDA, margins, and EPS aligning with expectations. We addressed key areas from the prior quarter, including increasing our accounts receivable reserve by $178,000 as planned and benefiting from an effective tax rate of 26.5% due to stock option exercises. Our lighter Q1 margins reflect strategic investments in four new programs and expansion costs, which we believe positions us for sequential improvements throughout the year. With a strong balance sheet, including $20.6 million in cash and cash equivalents and minimal debt, we believe we are well-equipped to sustain enrollment momentum, expand our allied health offerings, and pursue accretive opportunities in this vital sector.”

QUARTER END FINANCIAL RESULTS

Quarter ended September 30, 2025 compared to September 30, 2024

●	Revenue was approximately $19.4 million for the three months ended September 30, 2025 compared to approximately $14.0 million for the three months ending September 30, 2024, an increase of approximately $5.4 million, or approximately 38.5%. The increase is primarily due to a 37.7% increase in student population to 3,495 students, driven by a 31.6% rise in new student starts within the period.
●	Educational services expense was approximately $10.3 million for the three months ending September 30, 2025 compared to approximately $7.2 million for the three months ended September 30, 2024, an increase of approximately $3.1 million, or approximately 43.3%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments including investments in new programs, new hires, annual merit increases as well as increased rent, externship fees and non-cash compensation charge.
●	General and administrative expense was approximately $6.1 million for the three months ending September 30, 2025 compared to approximately $4.0 million for the three months ended September 30, 2024, an increase of approximately $2.1 million, or approximately 54%. The increase was primarily attributable to increases in marketing costs, professional fees relating to annual audits, legal, compliance, valuations related to acquisition as well as bad debt expense and D&O insurance costs. Of the total general and administrative expense $1.6 million and $1.2 million relate to marketing expenses for fiscal 2026 and 2025, respectively.
●	Operating cash flow was positive but down year-over-year, primarily due to the timing of Title IV disbursements, which can vary quarter-to-quarter based on enrollment cycles and regulatory processing unrelated to the government shutdown. This was supported by strong collections from enrollment growth, while capital expenditure was approximately $0.2 million for program expansions and technology.
●	Balance sheet highlights include $20.6 million in cash and cash equivalents (up slightly from $20.3 million at fiscal year-end), $40.9 million in current assets, $72.1 million in total assets, $43.7 million in stockholders’ equity, and minimal debt of approximately $0.7 million net of current portion, providing liquidity for ongoing investments.

	Three Months Ended
	September 30,
	2025	2024
Revenues:
Tuition and related income, net	$19,401,023	$14,005,091
Operating expenses:
Educational services	10,321,597	7,204,574
General and administrative	6,107,599	3,966,047
General and administrative - related party	149,350	81,053
Depreciation and amortization	123,827	81,141
Total costs and expenses	16,702,373	11,332,815

Operating income	2,698,650	2,672,276
Interest expense	(43,960)	(29,350)
Interest income	318,844	260,896
Total other income	274,884	231,546

Income before income taxes	2,973,534	2,903,822

Income tax expense	(786,574)	(813,069)
Net income (loss)	$2,186,960	$2,090,753

Net income per share
Basic net income per share	$0.18	$0.22
Diluted net income per share	$0.16	$0.21

Basic weighted average shares outstanding	12,458,551	9,320,063
Diluted weighted average shares outstanding	13,866,201	9,817,558

Selected Consolidated Balance Sheet Data:	September 30, 2025
(unaudited)
Cash and cash equivalents	$20,586,086
Current assets	40,869,944
Total assets	72,090,408
Current liabilities	14,969,765
Total stockholders’ equity	43,665,621

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to our financial results regarding EBITDA and adjusted EBITDA. This reconciliation adjusts the related GAAP financial measures to exclude operating income to adjust the impact of non-cash compensation in the periods presented. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our prior and proposed acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended
	September 30,
	2025	2024
Net income	$2,186,960	$2,090,753
Interest expense (income), net	(274,884)	(231,546)
Provision for income taxes	786,574	813,069
Depreciation and amortization	123,827	81,141
EBITDA	2,822,477	2,753,417

Non-cash compensation	269,246	67,031

Adjusted EBITDA	$3,091,723	$2,820,448

About Legacy Education Inc.

Legacy Education (NYSE: LGCY) is an award-winning, nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administration, and several others. The Company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing its education footprint via organic enrollment growth, addition of new programs and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the Company’s operations, business strategy and financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements because of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance, or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Contact Legacy Education Inc.

Investor Relations

ir@legacyed.com

Amato and Partners, LLC

 Investors Relations Counsel

admin@amatoandpartners.com